EMPLOYEE RETENTION AGREEMENT

                                     BETWEEN

                            INTEGRAMED AMERICA, INC.

                                       AND

                                   [EMPLOYEE]



         EMPLOYEE RETENTION AGREEMENT, dated ______________, between INTEGRAMED AMERICA, INC., a Delaware corporation, having its principal office at One Manhattanville Road, Purchase, New York 10577-2100 (the "Company"), and ___________________, residing at _______________________________("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee is a key employee of the Company and an integral part of its management; and WHEREAS, the Company recognizes that the possibility of a change in control of the Company may result in the departure or distraction of management to the detriment of the Company and its stockholders; and

         WHEREAS, in order to retain Employee and to minimize any such potential distraction, the Company wishes to assure Employee of fair severance as provided herein should Employee's employment terminate in specified circumstances following a change in control of the Company.

         NOW, THEREFORE, in consideration of Employee's continued employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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         1.       Definitions.  The  following  terms as used in this  Agreement shall have the following meanings:

                  1.1 "Base Salary" shall mean Employee's annual base salary, exclusive of any bonus or other benefits which Employee may receive, at the rate in effect either immediately prior to the Termination Date or the date of the Change in Control, whichever is higher.

                  1.2 "Bonus" shall mean the most recent annual cash bonus, if any, paid by the Company to Employee either prior to the Termination Date or the date of the Change in Control, whichever is higher.

                  1.3 "Change in Control" shall mean one or more changes in the aggregate composition of the Company's Board of Directors as a result of which individuals, who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board"), subsequently cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director of the Company subsequent to the date hereof, whose election, or nomination for election by the Company's stockholders, shall have been approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual is a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934, as amended).


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                  1.4 "For Cause"  termination  during a Standstill Period shall mean that the Company terminates Employee's employment for any one or more of the following grounds in accordance with the notice requirements of Section 7.1(a) hereof:
                  (a) if Employee is indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that Employee has committed any act involving fraud, dishonesty, breach of trust or moral turpitude;
                  (b) if Employee willfully breaches Employee's duty of loyalty to, or commits an act of fraud or dishonesty upon, the Company;

                  (c) if Employee demonstrates gross negligence or willful misconduct; (d) if, in the reasonable, good faith opinion of the Company's President, Employee engages in personal misconduct of such a material nature as to render Employee's presence as a key employee of the Company detrimental to the Company or its reputation;
                  (e) if Employee commits a material breach of or default under any of Employee's employment duties, and Employee fails to cure such breach or default within ten (10) days after prior written notice thereof from the Company; or
                  (f) if Employee commits a material breach of, or default under, any non-disclosure, confidentiality, non-competition, non-enticement of Executives (including any non-solicitation, non- employment, non-retention or non-engagement of Executives) or similar agreement, obligation or covenant heretofore or hereafter entered into with or for the benefit of the Company.

                  1.5 "Good Reason" shall have the meaning set forth in Section 5 below.

                  1.6 "Incumbent Board" shall have the meaning set forth above under the definition of the term "Change in Control".

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                  1.7 "ISOs" shall mean any and all  incentive  stock options of
Employee to purchase shares of Common Stock of the Company pursuant to the Stock Option Agreement and the Stock Option Plan.

                  1.8 "Permanent Disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by the Company for the benefit of its Executives, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term "permanent disability" shall be assigned different definitions, then the term "Permanent Disability" shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders Employee incapable of fully performing the services required of Employee in accordance with Employee's obligations to the Company for a period of 90 consecutive days or for shorter periods aggregating 90 days during any twelve-month period.


                  1.9 "Qualifying Termination" shall have the meaning set forth in Section 2.1 hereof.

                  1.10  "Severance"  shall have the meaning set forth in Section
2.1 below.

                  1.11 "Standstill Period" shall mean the eighteen (18) month period commencing on the date of a Change in Control.

                  1.12 "Stock Option Agreement" shall mean all Stock Option Agreement or Stock Option Agreements, as the case may be, between the Company and Employee.

                  1.13 "Stock Option Plan" shall mean the Company's 1992 Incentive and Non- Incentive Stock Option Plan.

                  1.14 "Stub Bonus  Period"  shall have the meaning set forth in
Section 2.1(b).

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                  1.15  "Termination  Date"  shall  mean  the  date  during  the
Standstill Period on which Employee's employment is terminated.

                  1.16 "Without Cause" termination during a Standstill Period shall mean that the Company terminates Employee's employment other than For Cause (and other than for death or Permanent Disability) in accordance with the notice requirements of Section 7.1(b) hereof.

         2.       Qualifying Termination of Employment.

                  2.1 In the event  that (i) there is a Change in  Control,  and
(ii) during the Standstill Period either (1) the Company terminates Employee's employment Without Cause, or (2) Employee terminates such employment for Good Reason, then, and only then, such events (i) and (ii), collectively, shall be deemed for purposes of this Agreement to constitute a "Qualifying Termination", which, in turn, shall entitle Employee to be paid by the Company (or otherwise receive from the Company, as the case may be) the severance payments and benefits (collectively, the "Severance") set forth in, and in accordance with the provisions of, Section 3 hereof, together with:

                  (a) An amount, to be paid in one lump sum within thirty (30) days of the Termination Date, equal to the accrued but unpaid portion of Employee's Base Salary through the Termination Date; and

                  (b) An amount, to be paid within thirty (30) days after the earliest date following the Termination Date that the same may reasonably be calculated, equal to the greater of: (x) the pro-rata portion of the amount Employee would have earned (notwithstanding the termination of Employee's employment) as Employee's cash bonus, if any, for the fiscal year of the Company during which the Qualifying Termination occurs, calculated from the commencement of such fiscal year through the Termination Date (the "Stub Bonus Period"); or (y) the amount


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calculated by multiplying Employee's Bonus by a quotient, the numerator of which is the number of days contained in the Stub Bonus Period, and the denominator of which is 365.

                  2.2 Notwithstanding anything herein to the contrary, it is understood and agreed that there shall not be deemed to be a Qualifying Termination for purposes of this Agreement, nor shall Employee be entitled to any Severance or other benefits provided for herein, in the event:

                  (a) the Company shall have terminated Employee's employment For Cause, or if Employee's employment with the Company shall terminate by reason of Employee's death or Permanent Disability; or

                  (b) Employee shall terminate Employee's employment and, at the time of such termination, the Company shall be entitled to terminate such employment For Cause and the Company shall have sent, or shall send, Employee, within 10 days of the Company's receipt of Employee's notice of termination, a notice of termination by the Company specifying the "For Cause" termination.

         3.       Severance.   Upon  a  Qualifying   Termination  of  Employee's
employment, Employee shall be entitled to the following Severance:

                  3.1 An amount, to be paid in one-lump sum within thirty (30) days of the Termination Date, equal to the sum of: (a) an amount equal to Employee's Base Salary; and (b) an amount equal to Employee's Bonus.

                  3.2 Until the earlier to occur of (i) one year after the Termination Date, or (ii) the date on which Employee becomes eligible to be covered by or otherwise receives, substantially comparable benefits from a subsequent employer, the Company shall maintain in full force and effect

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for the continued benefit of Employee all medical  insurance,  dental insurance, life insurance and long-term disability insurance policies in which Employee was
entitled  to  participate   immediately   prior  to  the  Termination  Date  (or
substantially   similar   policies),    provided   that   Employee's   continued
participation is permitted under the general terms and conditions of such policies. In the event that Employee is ineligible to participate in such policies, the Company reasonably shall arrange, upon comparable terms, to provide Employee with benefits substantially similar to those which Employee is entitled to receive under such policies, or if not reasonably available, the Company shall pay to Employee (in equal monthly in arrears installments) an amount equal to the most recent direct monthly cost to the Company of providing such former benefits to Employee. In furtherance of the foregoing, Employee hereby agrees to notify the Company promptly if and when Employee commences employment with another employer and if and when Employee becomes eligible to participate in any insurance or other benefit plans, programs, policies or arrangements of another employer.

                  3.3 The Company agrees to pay or reimburse Employee following a Qualifying Termination for outplacement services in an aggregate amount up to, but not to exceed, Three Thousand Dollars ($3,000.00), such payment or reimbursement to be made promptly following the submission by Employee to the Company of appropriate receipts therefor, it being understood, however, that the Company shall have no obligation to procure or arrange for such outplacement services.

         4.       Acceleration of Certain Stock Options.

                  4.1 In addition to the provisions of Section 3 above, upon a Qualifying Termination of Employee's employment, any and all ISOs theretofore


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


granted to Employee, but not yet exercisable, under and pursuant to the Stock Option Agreement, shall accelerate and become exercisable as of the date of such Qualifying Termination; provided , that in no event shall ISOs to purchase more than the number of shares of the Company's Common Stock derived by dividing $100,000 by the exercise price per share become exercisable in any one calendar year. In the event the number of ISOs which would otherwise become accelerated shall be limited by the foregoing, the exercise date of the ISO's affected by such limitation shall be accelerated to the earliest date on which such ISO's may be exercised under the Plan and so as to continue to qualify as "incentive stock options" in conformity with Section 422 of the Tax Code and the rules and regulations thereunder. 4.2 The provision of Section 4.1 shall be deemed an amendment to the Stock Option Agreement, and in the event of any inconsistency between the Stock Option Agreement and the provisions of Section 4.1, the provisions of Section 4.1 shall be determinative and control. 5. Good Reason. Termination by Employee for "Good Reason" shall mean the voluntary termination by Employee of Employee's employment with the Company in accordance with the notice requirements of Section 7.2 hereof which occurs both: (a) during a Standstill Period; and (b) within sixty (60) days after the occurrence of any one or more of the following events (any of which events itself must occur during the Standstill Period) without Employee's prior written consent: 5.1 a material reduction in Employee's duties or title, including, without limitation, a reduction in Employee's management reporting responsibilities to a lower reporting level (not arising from any disabling physical or mental disability which Employee may sustain) which would be inconsistent with Employee's position as a key employee of the Company;

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                  5.2 if  Employee's  total salary and cash bonus  opportunities for a fiscal year of the Company which includes any portion of a Standstill Period are less than ninety percent (90%) of the total salary and cash bonus compensation opportunities made available to Employee in the then most recently completed fiscal year of the Company;

                  5.3 the failure of the Company to continue in effect any material benefits or perquisites, or any pension, life insurance, medical insurance, dental insurance or long-term disability insurance plan in which Employee was participating immediately prior to a Standstill Period unless the Company provides Employee with a plan or plans that provide(s) substantially similar benefits, or the taking of any action by the Company that would adversely affect Employee's participation in, or materially reduce Employee's benefits under, any of such plans, or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to a Standstill Period;

                  5.4 any material breach of or default by the Company under this Agreement which is not cured by the Company within thirty (30) days after its receipt of prior written notice thereof from Employee.

         6. Expense Reimbursement. Nothing herein contained shall limit the Company's obligations, if any, to reimburse Employee for any outstanding ordinary, reasonable and documented business expenses incurred by Employee on behalf of the Company during the period of Employee's employment with the Company consistent with the Company's expense reporting policy (as such policy may be modified from time to time).

         7. Notice of Termination During a Standstill Period. During a Standstill Period:

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



                  7.1 any termination by the Company of Employee's employment (other than by reason of Employee's Permanent Disability or death):


                  (a) if "For Cause", shall be made upon prior written notice to Employee; or (b) if "Without Cause", shall be made upon not less than 30 days'
prior written notice to Employee; any such notice from the Company to Employee as described in Sections 7.1(a) and (b), shall mean "Company's Termination Notice".

                  7.2 any permitted termination of Employee's employment by Employee for Good Reason shall be made only upon ten (10) business days' prior written notice to the Company.

         8. Withholding. Anything herein to the contrary notwithstanding, any and all payments required to be made hereunder by the Company to Employee shall be subject to deductions and/or withholding for all FICA, federal, state, local or other taxes which the Company determines are required or appropriate to be deducted or withheld in accordance with applicable laws, statutes or regulations from time to time in effect.

         9. Mitigation; Setoff. Notwithstanding anything herein to the contrary, and because Employee's Severance provided for hereunder shall be considered severance pay in consideration of Employee's continued service from the date of this Agreement:

                  9.1 Employee shall not have any obligation to the Company to mitigate any Qualifying Termination of Employee's employment under such provisions hereunder whereby Employee would be required by the Company promptly to seek, procure or commence substitute employment; and

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                  9.2 In the event Employee does seek,  procure or commence such substitute employment, none of the income derived or to be derived by Employee therefrom shall be setoff by the Company against the balance of any Severance, if any, owing to Employee by the Company under this Agreement; provided, however, that the foregoing shall not be construed to limit Employee's obligations to the Company, or any of the Company's rights, under Section 3.2 (relating to medical insurance, dental insurance, life insurance and long-term disability insurance policies).

         10. Certain Legal Fees and Disbursements. The Company shall pay or reimburse Employee for all reasonable legal fees and disbursements of counsel incurred by Employee, if any, solely to the extent in successfully contesting
(a) that the termination of Employee's employment during a Standstill Period is for the reasons provided in Section 2.1 of this Agreement, or (b) Employee's right or entitlement to be paid or receive any material payment or benefit under this Agreement.

         11. This Agreement Not an Employment Agreement. The parties understand and agree that this Agreement does not constitute, and shall not be deemed to imply, create or constitute, an employment agreement between the parties, but rather is intended to set forth certain circumstances under which Employee may be entitled to receive certain compensation and benefits in the event of a Change in Control of the Company and a related termination of Employee's employment.

         12. Ratification by Executive of Certain Obligations and Covenants. Employee hereby reconfirms and ratifies any and all non-disclosure, confidentiality, non-competition, non-enticement of Executives (including any non-solicitation, non-employment, non-retention or non-engagement of Executives) and similar agreements, obligations and covenants heretofore or hereafter entered into with or for the benefit of the Company, any and all of which shall remain in full force and effect and not be deemed amended, modified, terminated or expired by virtue of or in connection with the execution, delivery or performance of this Agreement.

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         13.      Miscellaneous.


                  13.1 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when delivered, and shall be delivered in person, or sent by prepaid receipted overnight courier service (such as Federal Express) or by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom or to which notice is given, at the address of such party set forth at the beginning of this Agreement or to such changed address as such party may have fixed by notice in accordance herewith.


                  13.2 Entireties. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto. Notwithstanding any other agreement or understanding between the parties, if any, whether written or oral, in the event that there is a Change in Control and a Qualifying Termination of or by Employee occurs pursuant to this Agreement, the only severance, compensation, payments or other benefits to be paid or provided by the Company to Employee shall be as provided in this Agreement (i.e., to the exclusion, if otherwise applicable, of any amounts or benefits which otherwise would or might have been payable to or for the benefit of Employee under any one or more of any such other agreements or understandings).

                  13.3 Amendment. This Agreement may not be amended, modified, altered or terminated except by an instrument in writing signed by both of the parties hereto.

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                  13.4  Waiver.  Any  and  all  waivers  of any one or more of a party's rights hereunder shall be in a writing signed by such party. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any prior or subsequent breach of the same or any other provision of this Agreement.

                  13.5 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, executors, administrators, legal representatives, heirs, distributees and permitted assigns.

                  13.6 Assignment. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be assigned or delegated by either party hereto without the prior written consent of the other party hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void and without effect

                  13.7 No Third Party Beneficiaries of Agreement. Except as otherwise expressly provided in Section 13.5 hereof, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

                  13.8 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not limit, define or affect in any way the meaning or interpretation of this Agreement or any portion or portions hereof.

                  13.9 Severability. In case any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

                  13.10 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York


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applicable  to contracts  made and to be  performed  entirely  therein  (without giving effect to the conflict of law rules thereof). Any and all claims, disputes, or controversies arising under, out of, or in connection with this
Agreement or any breach thereof, except for equitable relief, shall be determined by binding arbitration in the State of New York, City of White Plains (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (i) JAMS/Endispute or (ii) the American Arbitration Association, and the rules of commercial arbitration of the selected entity shall govern. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the parties mutually agree, in writing at the time
of  the  Arbitration,   to  fewer  arbitrators.  In  reaching  a  decision,  the
arbitrators shall have no authority to change or modify any provision of this Agreement. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Paragraph shall be brought in the Courts of the State of New York.

                  13.11 Effectiveness. Notwithstanding anything herein to the contrary, the effectiveness of this Agreement is contingent upon the mutual execution and delivery of this Agreement by each of the Company and Employee.

                  13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Employee Retention Agreement as of the date first above written.

INTEGRAMED AMERICA, INC.


By:/S/Gerardo Canet
   ---------------------------
    Gerardo Canet, President



Employee:

-----------------------------------


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